Exhibit 10.1
EXECUTION COPY
AARON’S, INC.
and certain other Obligors

NOTE PURCHASE AGREEMENT

Dated as of July 5, 2011
$125,000,000 3.75% Senior Notes Due April 27, 2018

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

Schedules and Exhibits

Schedule A	—	Purchaser Schedule

Schedule 3F	—	Changes in Corporate Structure
Schedule 6E	—	Existing Indebtedness
Schedule 6F	—	Existing Liens
Schedule 6G	—	Assets to be Sold
Schedule 6I	—	Existing Investments
Schedule 8G	—	Restrictions on Indebtedness
Schedule 8I	—	Use of Proceeds

Exhibit A	—	Form of Note

Exhibit B	—	Payment Instructions

Exhibit C	—	Form of Opinion of Counsel for the Obligors

Exhibit D	—	Form of Joinder Agreement

Exhibit E	—	SunTrust Amendments

Exhibit F	—	Amendment to Existing Note Purchase Agreement

AARON’S, INC.
and certain other Obligors
Aaron Building
East Paces Ferry Road, NE
Atlanta, GA 30305-2377
Dated as of July 5, 2011
To Each of the Purchasers named on
the attached Purchaser Schedule
Ladies and Gentlemen:
Each of AARON’S, INC., a Georgia corporation (together with its successors and assigns, the “Company”), and AARON INVESTMENT COMPANY, a Delaware corporation (together with its successors and assigns, “AIC”, and, together with the Company, collectively, the “Obligors”), hereby agrees with each Purchaser as follows:
1. AUTHORIZATION OF ISSUE OF NOTES.
The Obligors will authorize the issue of their senior promissory notes in the aggregate principal amount of $125,000,000, to be dated the date of issue thereof, to mature April 27, 2018, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 3.75% per annum and on overdue payments at the rate specified therein, and to be substantially in the form of Exhibit A attached hereto. The term “Notes” as used herein shall include each such senior promissory note delivered pursuant to any provision of this Agreement and each such senior promissory note delivered in substitution or exchange for any other Note pursuant to any such provision.
2. PURCHASE AND SALE OF NOTES.
The Obligors hereby agree to sell to each Purchaser and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from the Obligors Notes in the aggregate principal amount set forth opposite such Purchaser’s name on the Purchaser Schedule hereto at 100% of such aggregate principal amount. The Obligors will deliver to each Purchaser, at the offices of Bingham McCutchen LLP at 399 Park Avenue, New York, NY 10022, one or more Notes registered in its name, evidencing the aggregate principal amount of Notes to be purchased by such Purchaser and in the denomination or denominations specified in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Obligors’ accounts held at such bank as shall be identified in a written instruction of the Obligors in the form of Exhibit B attached hereto, delivered to each Purchaser on or before the date of closing, which shall be July 5, 2011 or any other date upon which the parties hereto may mutually agree (herein called the “Closing” or the “Date of Closing”).

3. CONDITIONS OF CLOSING.
The obligation of each Purchaser to purchase and pay for the Notes to be purchased by it hereunder is subject to the satisfaction, on or before the Date of Closing, of the following conditions:
3A. Execution and Delivery of Documents. Such Purchaser shall have received the following, each to be dated the Date of Closing unless otherwise indicated:
(i) the Note(s) to be purchased by such Purchaser;
(ii) a favorable opinion of Kilpatrick Townsend & Stockton LLP, special counsel for the Obligors (or such other counsel designated by the Obligors and acceptable to each Purchaser) satisfactory to each Purchaser and substantially in the form of Exhibit C attached hereto and as to such other matters as a Purchaser may reasonably request. The Obligors hereby direct each such counsel to deliver such opinion, agree that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understand and agree that each Purchaser will and hereby is authorized to rely on such opinion;
(iii) the Articles/Certificate of Incorporation of each of the Obligors, each certified as of a recent date by the Secretary of State of their respective jurisdictions of incorporation;
(iv) the Bylaws of each of the Obligors, certified by each of their respective Secretaries;
(v) an incumbency certificate from each Obligor signed by the Secretary or an Assistant Secretary and one other officer (who is not signing any other document or agreement in connection herewith) of each of the Obligors, certifying as to the names, titles and true signatures of the officers of the Obligors authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder;
(vi) a certificate of the Secretary of each of the Obligors (A) attaching resolutions of the board of directors of the Obligors evidencing approval of the transactions contemplated by this Agreement and the issuance of the Notes and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, and (B) certifying that no dissolution or liquidation proceedings as to the Obligors have been commenced or are contemplated;
(vii) an Officer’s Certificate from the Company certifying that the conditions specified in paragraphs 3F, 3H and 3I have been satisfied;
(viii) corporate good standing certificates as to each Obligor from their respective jurisdictions of incorporation; and
(ix) such additional documents or certificates with respect to such legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B. Opinion of Purchaser’s Special Counsel. Such Purchaser shall have received from Bingham McCutchen LLP a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.
3C. Purchase Permitted By Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the Date of Closing on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Obligors) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as such Purchaser may request to establish compliance with this condition.
3D. Payment of Fees. The Obligors shall have paid the reasonable fees and expenses of Bingham McCutchen LLP, as set forth in a statement to be delivered to the Company no later than two Business Days prior to the Date of Closing.
3E. Sale to Other Purchasers. The Obligors shall have sold to the other Purchasers the Notes to be purchased by them at the Closing and shall have received payment in full therefor.
3F. Changes in Corporate Structure. Except as set forth on Schedule 3F hereto, no Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation, nor shall any Obligor have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements. There shall have been no Material Adverse Effect since December 31, 2010.
3G. Private Placement Number. A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.
3H. Performance; No Default. The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by paragraph 8I) no Default or Event of Default shall have occurred and be continuing.
3I. Representations and Warranties. The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of Closing.

3J. SunTrust Amendments. The Company shall have delivered a true and correct copy, attached hereto as Exhibit E, of any amendments to permit the Company to enter into the transactions contemplated by this Agreement and the Notes that shall be necessary under (i) the SunTrust Agreement, including, without limitation, an amendment of Section 7.8 thereof, and (ii) the SunTrust Loan Facility Agreement, including, without limitation, an amendment of Section 8.8 thereof.
3K. Amendment to Existing Note Purchase Agreement. The Obligors and the Existing Noteholders shall have entered into an amendment to the Existing Note Purchase Agreement and a true and correct copy, attached hereto as Exhibit F, shall have been delivered to each Purchaser.
4. PREPAYMENTS.
The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by paragraph 4B.
4A. Required Prepayments. Until the Notes shall be paid in full, the Obligors shall apply to the prepayment of the Notes, without Yield-Maintenance Amount, the sum of $25,000,000 on April 27 in each of the years 2014 to 2018, inclusive, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates; provided that upon any partial prepayment of the Notes pursuant to paragraph 4B or purchase of the Notes pursuant to paragraph 4E the principal amount of each required prepayment of the Notes becoming due under this paragraph 4A on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase. The remaining principal amount of the Notes, together with interest accrued thereon, shall become due on the maturity date of the Notes.
4B. Optional Prepayment With Yield-Maintenance Amount. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in a minimum amount of $5,000,000 and in integral multiples of $100,000) at the option of the Obligors, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note.
4C. Notice of Optional Prepayment. The Obligors shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Obligors shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Obligors.

4D. Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.
4E. Retirement of Notes. The Obligors shall not, and shall not permit any of their Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless such Obligor or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Obligors or any of their Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.
5. AFFIRMATIVE COVENANTS.
5A. Financial Statements. The Company covenants that it will deliver to each Significant Holder in duplicate:
(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, cash flows and changes in financial position of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);
(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income, cash flows and changes in financial position for the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to the scope of the audit and satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);
(iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;
(v) as soon as available and in any event within 30 days after the end of each fiscal year of the Company, a forecasted income statement, balance sheet, and statement of cash flows for the following fiscal year, provided that, the Company shall not be required to deliver such financial statements so long as the Company is not required to provide such information to any other lender, whether pursuant to the SunTrust Agreement or otherwise; and
(vi) with reasonable promptness, such other information and documents as such Significant Holder may reasonably request.
Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A through 6D, inclusive, and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.
5B. Information Required by Rule 144A. The Obligors covenant that they will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Obligors are subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5C. Inspection of Property. The Company shall permit the representatives of each Significant Holder that is an Institutional Investor:
(a) No Default — if no Default or Event of Default then exists, at the expense of such Significant Holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
5D. Corporate Existence, Etc. Subject to paragraph 6M, each Obligor will at all times preserve and keep in full force and effect its corporate existence. Subject to paragraphs 6G and 6M, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
5E. Payment of Taxes and Claims. The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
5F. Line of Business. The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

5G. Maintenance of Most Favored Lender Status. The Obligors hereby covenant that if the Obligors shall enter into any credit facility or loan agreement or any amendment thereof (including, without limitation, any amendment to the SunTrust Agreement or the Existing Note Purchase Agreement) pursuant to which the credit commitments available to the Obligors, individually or in the aggregate to one or more of the Obligors under such credit facility or loan agreement, and/or outstanding principal indebtedness incurred equals or exceeds $25,000,000 and which provides for the benefit of the lenders thereunder any covenants which are more favorable to such lenders than the covenants provided for in paragraphs 5 or 6 hereof for the benefit of the holders of the Notes then, and in each and any such event, the covenants in this Agreement shall be and shall be deemed to be, notwithstanding paragraph 11C and without any further action on the part of the Obligors or any other Person being necessary or required, amended to afford the holders of the Notes the same benefits and rights as such amendments, or other agreements, provide the lenders thereof. The Obligors will promptly deliver to each holder of Notes a copy of each such agreement or amendment, or any waiver or modification thereof. Notwithstanding the foregoing, the Obligors agree to enter into such documentation as the Required Holders may reasonably request to evidence the amendments provided for in this paragraph 5G.
5H. Covenant Relating to Domestic Subsidiaries. The Company shall not permit any Domestic Subsidiary to enter into any Guarantee of the obligations under the SunTrust Agreement or the SunTrust Loan Facility Agreement unless at the time of entering into such Guarantee, such Domestic Subsidiary (an “Additional Obligor”) contemporaneously therewith executes and delivers, to each of the holders of the Notes (i) a duly authorized Joinder Agreement substantially in the form of Exhibit D hereto pursuant to which such Additional Obligor shall jointly and severally assume all obligations under this Agreement and the Notes, and (ii) a certificate of such Domestic Subsidiary’s secretary or another responsible officer certifying attached copies of such Domestic Subsidiary’s constitutive documents and relevant resolutions, and an opinion of counsel to such Person regarding the authorization, execution and delivery of such Joinder Agreement and its enforceability, which opinion shall be satisfactory in all respects to the Required Holders. Upon execution and delivery of any such Joinder Agreement by an Additional Obligor, this Agreement and the Notes shall be deemed to be amended so that such Additional Obligor shall be an Obligor hereunder and under the Notes without any further action on the part of the Additional Obligor, the Obligors, or any other Person being necessary or required (notwithstanding paragraph 11C).
5I. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J. Notices of Material Events. The Company will furnish to each Significant Holder prompt written notice of the following:
(a) the occurrence of any Default or Event of Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any event or any other development by which the Company or any of its Subsidiaries (i) fails to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability in excess of $2,500,000, (iii) receives notice of any claim with respect to any Environmental Liability in excess of $2,500,000, or (iv) becomes aware of any basis for any Environmental Liability in excess of $2,500,000 and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, provided that, the Company shall not be required to deliver such information set forth in this clause (c) so long as the Company is not required to provide such information to any other lenders, whether pursuant to the SunTrust Agreement or otherwise;
(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,500,000; and
(e) any other development known to the Company that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Paragraph 5J shall be accompanied by a written statement of a Responsible Officer setting forth in reasonable details a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
5K. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
5L. Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Company in conformity with GAAP.

5M. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance (including self-insurance in amounts not exceeding the customary amounts maintained by similarly situated companies and for which adequate reserves are maintained) with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. In addition, and not in limitation of the foregoing, the Company shall maintain and keep in force insurance coverage on its inventory, as is consistent with best industry practices.
5N. Covenant Relating to Foreign Subsidiaries. The Company shall not acquire or form any additional Foreign Subsidiaries; provided, however, that the Company may acquire or form additional Subsidiaries incorporated under the laws of Canada so long as the Company, within ten (10) Business Days after any such Foreign Subsidiary is acquired or formed (i) notifies each Significant Holder thereof (ii) delivers stock certificates and related pledge agreements, in form satisfactory to a collateral agent acceptable to the Required Holders, evidencing the pledge of 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding capital stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each such Subsidiary directly owned by the Company or any Domestic Subsidiary to secure the obligations under this Agreement and the Notes, (iii) causes such Subsidiary to deliver simultaneously therewith documents of the type referred to in paragraph 3A(iii) to paragraph 3A(vi), inclusive, applicable to such Foreign Subsidiary and such other documents as may be reasonably requested by the Required Holders, and (iv) the holders of the Notes enter into an intercreditor agreement, in form and substance satisfactory to the Required Holders, with all other creditors of the Company having a similar covenant with the Company. Notwithstanding the foregoing, the Company shall not be required to comply with the provisions of this paragraph 5N so long as the Company is not required to comply with similar provisions with regard to Foreign Subsidiaries pursuant to any credit facility or loan agreement to which the Company or any of its Subsidiaries is a party, including, without limitation, the provisions of section 5.10(b) of the SunTrust Agreement.
5O. Tax Good Standing Certificates. Within 15 days after the Date of Closing, each Obligor shall deliver to each Purchaser tax good standing certificates from its jurisdiction of incorporation.
6. NEGATIVE COVENANTS.
So long as any Note or amount owing under this Agreement shall remain unpaid, each Obligor covenants as follows that:
6A. Fixed Charges Coverage Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 2.00 to 1.00.

6B. Total Debt to EBITDA Ratio. The Company will not, at any time, permit the Total Debt to EBITDA Ratio to be greater than 3.00 to 1.00.
6C. Total Adjusted Debt to Total Adjusted Capitalization Ratio. The Company will not, at any time, permit the Total Adjusted Debt to Total Adjusted Capital Ratio to be greater than 0.60 to 1.00.
6D. Minimum Consolidated Net Worth. The Company will not permit Consolidated Net Worth to be less than the sum of (i) $631,391,000, plus (ii) 50% of cumulative positive Consolidated Net Income accrued during each fiscal quarter plus (iii) 100% of the net proceeds from any public or private offering of common stock of the Company commencing, with respect to the foregoing clauses (ii) and (iii), with the fiscal quarter ending June 30, 2008, calculated quarterly on the last day of each fiscal quarter; provided, that if Consolidated Net Income is negative in any fiscal quarter the amount added for such fiscal quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous fiscal quarter. Promptly upon the consummation of any offering of common stock of the Company, the Company shall notify each holder of the Notes in writing of the amount of the net proceeds thereof.
6E. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness created pursuant to this Agreement and the Notes;
(b) Indebtedness of any Subsidiary owing to any Obligor or any Wholly Owned Subsidiary of any Obligor;
(c) Indebtedness of the Company or any Subsidiary incurred after the Date of Closing to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $30,000,000 at any time outstanding;
(d) Guarantees by the Company of Indebtedness of any other Obligor and Guarantees by any Obligor of Indebtedness of the Company;
(e) Loans by the Company to its Foreign Subsidiaries, provided that the amount of such loans, together with the amount of Guaranteed Indebtedness permitted to be incurred under clause (h) below, does not exceed $30,000,000 at any time;

(f) Guarantees by the Company of Indebtedness of certain franchise operators of the Company, provided such Guarantees are given by the Company in connection with (1) loans made pursuant to the terms of the SunTrust Loan Facility Agreement, (2) loans made pursuant to the RIMCO Agreement in an aggregate principal amount not to exceed $7,500,000, and (3) loans made by SunTrust to finance the purchase of equity interests in certain franchises of the Company in an aggregate principal amount not to exceed $20,000,000;
(g) Endorsed negotiable instruments for collection in the ordinary course of business;
(h) Guarantees by the Company of Indebtedness of Foreign Subsidiaries, provided that the sum of the aggregate principal amount of such Guarantees, together with the principal amount of any loans from the Company to Foreign Subsidiaries permitted pursuant to paragraph 6I(f) hereof does not exceed $30,000,000 in the aggregate at any time;
(i) Indebtedness existing on the Date of Closing and set forth on Schedule 6E and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
(j) Indebtedness under the SunTrust Agreement;
(k) Indebtedness under the Existing Note Purchase Agreement;
(l) Indebtedness in respect of Private Placement Debt (other than Private Placement Debt incurred in respect of the Existing Note Purchase Agreement and this Agreement) in an aggregate principal amount not to exceed $150,000,000; and
(m) Other unsecured Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding, provided that no Default or Event of Default shall exist immediately prior to, or as the result of, the incurrence or assumption of such Indebtedness.
6F. Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a) Liens on any property or asset of the Company or any Subsidiary existing on the Date of Closing set forth on Schedule 6F; provided, that such Lien shall not apply to any property or asset of the Company or any Subsidiary not encumbered thereby on the date hereof;
(b) Liens for taxes, assessments, governmental charges or levies, statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by paragraph 5E;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than leases providing for Capitalized Lease Obligations), performance bonds, purchase, construction or sales contracts or other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of a deferred purchase price, and which do not, in the aggregate, materially detract from the value of the Company’s property or assets or impair the use thereof or operation of its business;
(d) Liens on property or assets of the Company or any Subsidiary securing obligations of such Obligor or Subsidiary to the Company or a Wholly Owned Subsidiary of the Company;
(e) Liens on insurance policies owned by the Company on the lives of its officers securing policy loans obtained from the insurers under such policies, provided that (i) the aggregate amount borrowed on each policy shall not exceed the loan value thereof, and (ii) the Company shall not incur any liability to repay any such loans;
(f) [Intentionally Omitted];
(g) Liens in respect of purchase money obligations in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capitalized Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by paragraph 6E(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets together with all interest, fees and costs incurred in connection therewith;
(h) Liens (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Company, (ii) existing on any asset of any Person at the time such Person is merged with or into the Company or any Subsidiary of the Company or (iii) existing on any asset prior to the acquisition thereof by the Company or any Subsidiary of the Company; provided, that any such Lien was not created in contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(i) Liens on shares of stock of any Foreign Subsidiary, only to the extent that the Notes and the obligations relating thereto are secured pari passu with any other Indebtedness or obligations secured thereby;

(j) judgment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceedings that are currently being contested in good faith for which adequate reserves have been established; and
(k) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any Obligor or any Subsidiary.
6G. Sale of Assets. The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than an Obligor (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations, disposed of in the ordinary course of business; (b) the sale, lease or other disposition of inventory and Permitted Investments in the ordinary course of business, (c) sales and dispositions permitted under paragraph 6M and sale and leaseback transactions permitted under paragraph 6O, (d) the sale of any asset, business or property set forth in Schedule 6G attached hereto, (e) the sale of a store (and related assets) owned by the Company to a franchisee of the Company, and (f) other sales of assets not to exceed $30,000,000 in book value in the aggregate for all such sales, provided that, with respect to clauses (d) and (e) only, (i) no Event of Default shall have occurred and be continuing at the time of, or result from, any such sale and (ii) the net cash proceeds from any such sale shall be applied to repay outstanding loans under the SunTrust Agreement (but without any reduction in the aggregate revolving credit commitment thereunder).
6H. Restricted Payments. The Company will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the obligations of the Obligors under the Notes or any options, warrants, or other rights to purchase such common stock or such subordinated Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Company solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to any Obligor, and (iii) so long as no Default or Event of Default has occurred and is continuing, or results from such dividend, at the time such dividend is paid or redemption or stock repurchase is made (and after giving effect thereto), dividends, distributions, redemptions and stock repurchases paid in cash during the then current fiscal year of the Company which do not exceed fifty percent (50%) of Consolidated Net Income (if greater than $0) for the immediately preceding fiscal year of the Company; provided, that if the aggregate amount of all such dividends and distributions paid in cash in such fiscal year are less than the amount permitted by clause (iii) above, the excess permitted amount for such year may be carried forward once to the next succeeding fiscal year of the Company (and will be deemed to be used only after other availability for Restricted Payments in such fiscal year has been exhausted).

6I. Restricted Investments. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger), any common stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
(a) Permitted Investments;
(b) Permitted Acquisitions;
(c) Investments made by any Obligor in any other Obligor;
(d) loans in the ordinary course of business to officers, stockholders and directors provided that the aggregate amount of all such loans does not exceed $1,000,000 at any time;
(e) (i) loans to franchise operators and owners of franchises acquired or funded pursuant to the SunTrust Loan Facility Agreement and (ii) other adequately secured and properly monitored loans to franchise operators and owners of franchises in an aggregate principal amount outstanding, together with loans outstanding under clause (i) of this paragraph 6I(e), not to exceed the aggregate facility amounts available for borrowing by franchise operators that the Company is permitted to guarantee pursuant to paragraph 6E(f);
(f) loans by the Company to Foreign Subsidiaries, provided that the amount of such loans together with the aggregate principal amount of Guarantees permitted pursuant to paragraph 6E(h) hereof does not exceed $30,000,000 in the aggregate at any time;
(g) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 6I (including Investments in Subsidiaries);
(h) Other Investments not to exceed $25,000,000 in the aggregate at any time; and
(i) Investments in investment grade corporate bonds and variable rate demand notes having a rating of BBB+ (or the equivalent) or higher, at the time of acquisition thereof, from S&P or Moody’s Investors Service, Inc. and in either case maturing within two years from the date of acquisition thereof in an aggregate amount not to exceed $125,000,000 at any time.

6J. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Company or any other Subsidiary, to Guarantee Indebtedness of the Company or any other Subsidiary or to transfer any of its property or assets to the Company or any Subsidiary of the Company; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, the SunTrust Agreement, the SunTrust Loan Facility Agreement, the Industrial Revenue Bonds or the Existing Note Purchase Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.
6K. Amendments to Material Documents. The Company will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner that would have a Material Adverse Effect under their respective certificates of incorporation, bylaws or other organizational documents.
6L. Accounting Changes. The Company will not, and will not permit any Subsidiary to, (a) make any significant change in accounting treatment or reporting practices other than those permitted by GAAP (each a “Permitted Change”), provided that a Permitted Change will only be permitted to the extent that no Event of Default would occur at the end of the fiscal quarter of the Company in which such Permitted Change is to occur, or at the end of the next succeeding fiscal quarter of the Company, in each case if such Permitted Change were not to be made, or (b) change the fiscal year of the Company or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Company.
6M. Fundamental Changes.
(a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Company or any Subsidiary may merge with a Person if the Company (or such Subsidiary if the Company is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary or the Company; provided, however, that if the Company is a party to such merger, the Company shall be the surviving Person, provided, further, that if any Subsidiary to such merger is an Obligor, the Obligor shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Company or to an Obligor, (iv) AIC or any Additional Obligor may liquidate or dissolve into the Company if such liquidation or dissolution does not have a Material Adverse Effect, (v) any other Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution does not have a Material Adverse Effect and such Subsidiary liquidates or dissolves into another Obligor or the Company; provided, that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6I.
(b) The Company will not, and will not permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related thereto.
6N. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Wholly-Owned Subsidiaries not involving any other Affiliates, (c) any Restricted Payment permitted by paragraph 6H and (d) transactions permitted under paragraph 6I(d).
6O. Sale and Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, the Company may engage in such sale and leaseback transactions so long as the aggregate fair market value of all assets sold and leased back does not exceed $300,000,000 during the term of this Agreement.
6P. Terrorism Sanctions Regulations. The Company will not, and will not permit any Controlled Entity to, (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.
7. EVENTS OF DEFAULT.
7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
(i) the Obligors default in the payment of any principal of or Yield-Maintenance Amount payable with respect to any Note or any fee that may be due in connection with any of the matters specified in paragraph 11B(ii)(C) when the same shall become due, either by the terms thereof or otherwise as herein provided; or
(ii) the Obligors default in the payment of any interest on any Note for more than 3 Business Days after the date due; or

(iii) (A) any Obligor or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on the SunTrust Agreement, the SunTrust Loan Facility Agreement and the Existing Note Purchase Agreement beyond any period of grace provided with respect thereto, or the Obligors or any Subsidiary fail to perform or observe any other agreement, term or condition contained in such agreements (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to any stated maturity, or any such obligation shall be declared to be due and payable, or required to be prepaid or redeemed (other than a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase, repurchase or defease such obligation shall be required to be made, in each case prior to the stated maturity thereof; or (B) any Obligor or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on Indebtedness (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit (other than, in each case in this paragraph 7A(iii)(B), (x) the SunTrust Agreement, the SunTrust Loan Facility Agreement and the Existing Note Purchase Agreement, which are addressed in paragraph 7A(iii)(A), and (y) any Indebtedness, Capitalized Lease Obligations or other obligation in an aggregate principal amount that does not exceed $5,000,000) beyond any period of grace provided with respect thereto, or the Obligors or any Subsidiary fail to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to any stated maturity, or any such obligation shall be declared to be due and payable; or required to be prepaid or redeemed (other than a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase, repurchase or defease such obligation shall be required to be made, in each case prior to the stated maturity thereof; or
(iv) any representation or warranty made by or on behalf of any Obligor or by any officer of any Obligor herein or in any other writing furnished in connection with or pursuant to this Agreement or the transactions contemplated hereby shall be false in any material respect on the date as of which made; or
(v) the Company fails to perform or observe any agreement contained in paragraph 6 or paragraphs 5A or 5J(a); or

(vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after the earlier of (A) any Responsible Officer obtaining actual knowledge thereof or (B) notice thereof being given to the Obligors by any Purchaser; or
(vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
(viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
(ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or
(x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days ( as used in this clause (xii), “substantial” shall mean in excess of 20% of consolidated assets or consolidated net income, as the case may be); or

(xiii) any one or more judgments in an aggregate amount in excess of $10,000,000, to the extent such judgments are not covered by insurance for which coverage is acknowledged by the insurer, are rendered against the Company or any Subsidiary and either (a) enforcement proceedings have been commenced by any creditor upon any such judgments or (b) within 30 days after entry thereof, any such judgments are not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, any such judgments are not discharged; or”; and
(xiv) (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (D) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
(xv) a Change in Control shall occur or exist.
then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note (other than the Obligors or any of their Subsidiaries or Affiliates) may at its option during the continuance of such Event of Default, by notice in writing to the Obligors, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par, together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to any Obligor, all of the Notes at the time outstanding shall automatically become immediately due and payable, together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Obligors, and (c) with respect to any event constituting an Event of Default (including an event described in clause (a), above), the Required Holder(s) may at its or their option, by notice in writing to the Obligors, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Obligors, rescind and annul such declaration and its consequences if (i) the Obligors shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Obligors shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Obligors shall forthwith give written notice thereof to the holder of each Note at the time outstanding.
7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
8. REPRESENTATIONS, COVENANTS AND WARRANTIES.
Each Obligor represents, covenants and warrants as follows:
8A. Organization. Each Obligor and each of their Subsidiaries is a corporation duly organized and existing in good standing under the respective laws of the jurisdictions of incorporation, and are duly qualified as foreign corporations and are in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Obligors has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

8B. Financial Statements. The Company has furnished each Purchaser with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 2008 to 2010, inclusive, and consolidated statements of income, cash flows and changes in financial position of the Company and its Subsidiaries for each such year, all reported on by Ernst & Young; and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at March 31 in each of the years 2010 and 2011 and consolidated statements of income, cash flows and changes in financial position for the three-month period ended on each such date, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, cash flows and changes in financial position fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole that would have a Material Adverse Effect since December 31, 2010.
8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Obligors, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which the Company believes would result in a Material Adverse Effect.
8D. Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraph 6E. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.
8E. Title to Properties. The Company and each of its Subsidiaries have good and marketable title to each of their respective real properties (other than properties which it leases) and good title to all other respective properties and assets, including the properties and assets reflected in the balance sheet as at December 31, 2010 referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6F. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.
8F. Taxes. The Company and each of its Subsidiaries have filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto. The Company has obtained waivers, attached hereto as Exhibit E, with respect to the agreements set forth in Schedule 8G, therein waiving all restrictions on the incurrence of Indebtedness of the Company with respect to each such agreement as the result of the Obligors’ entering into the transactions contemplated hereby, except where the failure to obtain such waiver would not result in a Material Adverse Effect.
8H. Offering of Notes. Neither the Obligors nor any agent acting on their behalf has, directly or indirectly, offered the Notes or any similar security of the Obligors for sale to, or solicited any offers to buy the Notes or any similar security of the Obligors from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser(s), and neither the Obligors nor any agent acting on their behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.
8I. Use of Proceeds. The Obligors will apply the proceeds of the sale of the Notes as set forth in Schedule 8I. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Obligors in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the assets of the Company and its Subsidiaries and none of the Obligors has any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this paragraph, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in paragraph 9B.
8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Date of Closing with the Securities and Exchange Commission and/or state blue sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.
8L. Compliance with Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment except, in any such case, where failure to comply would not result in a Material Adverse Effect.
8M. Environmental Compliance. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all foreign, federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not result in a Material Adverse Effect.
8N. Utility Company Status. Neither the Company nor any Subsidiary is a (i) “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended or (ii) public utility within the meaning of the Federal Power Act, as amended.
8O. Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

8P. Rule 144A. The Notes are not of the same class as securities of the Obligors, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
8Q. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Obligors in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which has or in the future may (so far as the Company can now foresee) have a Material Adverse Effect and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of the Obligors prior to the date hereof in connection with the transactions contemplated hereby.
8R. Foreign Assets Control Regulations, etc.
(a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).
(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.
(c) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.
9. REPRESENTATIONS OF THE PURCHASER.
Each Purchaser represents as follows:
9A. Nature of Purchase. Such Purchaser is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of its property shall at all times be and remain within its control.
9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (a) the identity of such QPAM and (b) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or
(v) the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
(vi) the Source is a governmental plan; or
(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS.
For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.
10A. Yield-Maintenance Terms.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on the Notes is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded on-the-run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.
“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or has become or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.
10B. Other Terms.
“Acquisition” shall mean any transaction in which the Company or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business, (ii) acquires all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the voting stock of a corporation, other than the acquisition of voting stock of a Wholly Owned Subsidiary solely in connection with the organization and capitalization of that Subsidiary by any Obligor, or (iv) acquires control of more than 50% ownership interest in any partnership, joint venture or limited liability company.
“Additional Obligor” shall have the meaning specified in paragraph 5H hereto.
“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Obligors, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
“Agreement, this” shall mean this Note Purchase Agreement, as amended from time to time.
“Anti-Money Laundering Laws” shall have the meaning specified in paragraph 8R(c) hereof.
“AIC” shall have the meaning specified in the introduction hereto.
“Bankruptcy Law” shall have the meaning specified in paragraph 7A(viii).
“Blocked Person” shall have the meaning specified in paragraph 8R(a) hereof.

“Capitalized Lease Obligation” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Loudermilk Family of 33 1/3% or more of the total voting power of shares of stock entitled to vote in the election of directors of the Company; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.
“Closing” shall have the meaning specified in paragraph 2 hereof.
“Company” shall have the meaning specified in the introduction hereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Consolidated EBITDA” shall mean, for the Company and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation (excluding depreciation of rental merchandise) and amortization and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP in each case for such period.
“Consolidated EBITDAR” shall mean, for the Company and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA and (b) Consolidated Lease Expense.
“Consolidated Fixed Charge Coverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated EBITDAR for the period of four consecutive fiscal quarters of the Company ending on, or most recently ended as of, such date, to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” shall mean, for the Company and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Expense for such period.

“Consolidated Interest Expense” shall mean, for the Company and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, total cash interest expense, including without limitation the interest component of any payments in respect of Capitalized Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period).
“Consolidated Lease Expense” shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capitalized Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets and (iii) any equity interest of the Company and its Subsidiaries in the unremitted earnings of any Person that is not the Company or a Subsidiary, and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of any Company or is merged into or consolidated with the Company or a Subsidiary.
“Consolidated Net Worth” shall mean, as of any date of determination, the total shareholders’ equity of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.
“Consolidated Total Adjusted Capital” shall mean, as of any date of determination, the sum of (i) Consolidated Total Adjusted Debt as of such date and (ii) Consolidated Net Worth as of such date.
“Consolidated Total Adjusted Debt” shall mean, as of any date of determination, (i) Consolidated Total Debt, plus (ii) to the extent not included in clause (i), all operating lease obligations of the Company and its Subsidiaries measured at the present value of such obligations (discounted annually at a rate of 10%).
“Consolidated Total Debt” shall mean, at any time, all then currently outstanding obligations, liabilities and indebtedness of the Obligors on a consolidated basis of the types described in the definition of Indebtedness (other than as described in subsection (x) thereof).
“Controlled Entity” shall mean any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Date of Closing” shall have the meaning specified in paragraph 2 hereof.
“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Domestic Subsidiary” shall mean each Subsidiary of the Company that is incorporated or organized under the laws of any State of the United States of America, the District of Columbia or Puerto Rico.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Existing Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of July 27, 2005, by and among the Obligors and each of the Existing Noteholders, as amended by that certain First Amendment to Note Purchase Agreement, dated as of November 4, 2008, that certain letter amendment, dated as of April 19, 2011, and that certain letter amendment, dated the date hereof.
“Existing Noteholders” shall mean each holder of an Existing Note.
“Existing Note(s)” shall mean those certain 5.03% Senior Notes due July 27, 2012, issued pursuant to the Existing Note Purchase Agreement.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“GAAP” shall have the meaning set forth in paragraph 10C.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “Guarantor”) shall mean any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”.
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that for purposes of paragraph 7A(iii), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (v) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
“Industrial Revenue Bonds” shall mean the Fort Bend Industrial Development Corporation Industrial Development Revenue Bonds (Aaron Rents, Inc. Project), Series 2000.
“INHAM Exemption” shall have the meaning specified in paragraph 9B(v) hereof.
“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company or fund, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or institutional “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).
“Investment” shall have the meaning specified in paragraph 6I.
“Joinder Agreement(s)” shall mean those certain Joinder Agreements executed pursuant to paragraph 5H hereof, substantially in the form of Exhibit D hereto.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). A covenant not to grant a Lien or a “negative pledge” shall not be a Lien for purposes of this Agreement.
“Loudermilk Family” shall mean, collectively, Robert Charles Loudermilk, Sr., his spouse, his children, his grandchildren and any trust which may now be or hereafter established for the sole benefit of any of the foregoing persons.
“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) a material impairment of the Obligors’ ability to perform any of their respective obligations under the Agreement and the Notes or (iii) a material impairment of the validity or enforceability of this Agreement or the Notes.
“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC Annual Statement” shall have the meaning specified in paragraph 9B(i) hereof.
“Notes” shall have the meaning specified in paragraph 1 hereto.
“Obligor” shall have the meaning specified in the introduction hereto, and shall include any Additional Obligors made a party to this Agreement pursuant to the terms of paragraph 5H hereof.
“OFAC” shall have the meaning specified in paragraph 8R(a) hereof.
“OFAC Listed Person” shall have the meaning specified in paragraph 8R(a) hereof.
“OFAC Sanctions Program” shall mean any program identified at http://www.ustreas.gov/offices/enforcement/ofac/programs/.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, other than indemnity obligations for any breach of any representation or warranty which are customary in nonrecourse sales of such assets, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Officer’s Certificate” shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisitions” shall mean any Acquisition so long as (a) at the time of such Acquisition, no Default or Event of Default is in existence, (b) after giving effect to such Acquisition, no Default or Event of Default is in existence, (c) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, (d) the total consideration (including all cash, debt, stock and other property, and assumption of obligations for borrowed money) of any single Acquisition or series of related Acquisitions does not exceed $75,000,000, and (e) the total consideration (including all cash, debt, stock and other property, and assumption of obligations for borrowed money) of all Acquisitions during any fiscal year does not exceed $150,000,000. As used herein, Acquisitions will be considered related Acquisitions if the sellers under such Acquisitions are the same Person or any affiliate thereof.
“Permitted Change” shall have the meaning specified in paragraph 6L.
“Permitted Investments” shall mean:
(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii) commercial paper having an A or better rating, at the time of acquisition thereof, from S&P’s or Moody’s Investors Service, Inc., and in either case maturing within one year from the date of acquisition thereof;
(iii) certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Private Placement Debt” shall mean Indebtedness incurred by the Company or its Subsidiaries in respect of the issuance and sale of notes or other securities by the Company or its Subsidiaries to Institutional Investors, which issuance and sale does not require registration of such securities with the U.S. Securities and Exchange Commission pursuant to the Securities Act.
“PTE” shall have the meaning specified in paragraph 9B(i) hereof.
“Purchaser” shall mean each Person named on the Purchaser Schedule attached hereto.
“Purchaser Schedule” shall mean that Purchaser Schedule attached as Schedule A hereto.
“QPAM Exemption” shall have the meaning specified in paragraph 9B(iv) hereof.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Required Holder(s)” shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes from time to time outstanding.
“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of each of the Obligors or any other officer of the Obligors involved principally in its financial administration or its controllership function.
“Restricted Payment” shall have the meaning specified in paragraph 6H hereto.
“RIMCO Agreement” shall mean that certain Loan Facility Agreement and Guaranty dated as of May 29, 2007 by and among the Company, SunTrust Bank as Servicer, and the financial institutions from time to time a party thereto, as Participants, as amended, restated, supplemented or otherwise modified from time to time.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Significant Holder” shall mean (i) each Purchaser, so long as it shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 5% of the aggregate principal amount of the Notes from time to time outstanding.
“Source” shall have the meaning specified in paragraph 9B hereof.

“Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interest are, as of such date, owned, controlled or held, by the Company or one of more subsidiaries of the Company. Unless otherwise indicated, all references to a “Subsidiary” or “Subsidiaries” herein shall mean a Subsidiary of the Company.
“SunTrust” shall mean SunTrust Bank, together with its successors and assigns.
“SunTrust Agreement” shall mean that certain Revolving Credit Agreement, dated as of May 23, 2008, among the Company and the lenders signatory thereto, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.
“SunTrust Loan Facility Agreement” means that certain Second Amended and Restated Loan Facility Agreement and Guaranty, dated as of June 18, 2010, by and among the Company, SunTrust and the financial institutions party thereto, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.
“Total Adjusted Debt to Total Adjusted Capital Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Total Adjusted Debt as of such date to (b) Consolidated Total Adjusted Capital as of such date.
“Total Debt to EBITDA Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on, or most recently ending as of, such date.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased under this Agreement.
“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly Owned Subsidiary” shall mean any Subsidiary, all of the stock of every class of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned Subsidiaries, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly Owned Subsidiary) to acquire shares of capital stock of such corporation.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

10C. Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “GAAP” shall mean generally accepted accounting principles, as in effect in the United States from time to time. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to paragraph 5A(i) or (ii) or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 — Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
11. MISCELLANEOUS.
11A. Note Payments. So long as any Purchaser shall hold any Note, the Obligors will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to such Purchaser’s account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Obligors agree to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.
11B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Obligors shall pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:
(i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining a private placement number from S&P for the Notes and (C) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes;
(ii) document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (A) this Agreement and the transactions contemplated hereby, (B) the execution and delivery of any Joinder Agreement by an Additional Obligor, and (C) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted;

(iii) the costs and expenses, including reasonable attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and
(iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Obligors.
The obligations of the Obligors under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.
11C. Consent to Amendments. This Agreement may be amended, and the Obligors may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Obligors shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Obligors and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $1,000,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Obligors shall, at their expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Obligors will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Obligors may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Obligors shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.
11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Obligors in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by a Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.
11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H. Confidential Information. For the purposes of this paragraph 11H, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under paragraph 5A that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11H, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11H), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11H), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11H as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11H.
11I. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to a Purchaser, addressed to it at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Obligors, addressed to them at:
The Company:
1100 Aaron Building
309 East Paces Ferry Road, NE
Atlanta, GA 30305-2377
Attention: Gilbert L. Danielson
Telecopy No. 404.240.6520

AIC:
Aaron Investment Company
Two Greenville Crossing
4005 Kennett Pike, Suite 220
Greenville, Delaware 19807
Attention: Marianne Stearns and Linda Jones
Telecopy No.: 302.655.5209
With a copy to:
Aaron Investment Company
1100 Aaron Building
309 East Paces Ferry Road, NE
Atlanta, GA 30305-2377
Attention: Gilbert L. Danielson
Telecopy No.: 404.240.6520
or at such other address as the Obligors shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Obligors may also, at the option of the holder of any Note, be delivered by any other means either to the Obligors at the addresses specified above or to any officer of the Obligors.
11J. Payments due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.
11K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.
11L. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

11M. Consent to Jurisdiction; Waiver of Immunities. The Obligors hereby irrevocably submit to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and the Obligors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. The Obligors hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Obligors agree and irrevocably consent to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to CT Corporation System at 1633 Broadway, New York, New York 10019. The Obligors agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 11M shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Obligors or their property in the courts of any other jurisdiction. To the extent that the Obligors have or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to themselves or their property, the Obligors hereby irrevocably waive such immunity in respect of its obligations under this agreement.
11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11O. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
11P. Counterparts. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a facsimile or electronic transmission of an executed signature page shall be effective as delivery of an original.
11Q. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary which would result in an Event of Default or Default.

11R. WAIVER OF JURY TRIAL. THE OBLIGORS AND THE HOLDERS OF THE NOTES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE HOLDERS OF THE NOTES AND THE OBLIGORS EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE HOLDERS OF THE NOTES AND THE OBLIGORS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11S. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. Except as provided in paragraph 3E, no failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or any Obligor of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.
11T. Independent Investigation. Each Purchaser has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Obligors in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Obligors. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.
11U. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
[Remainder of page intentionally left blank. Next page is signature page.]

Please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Obligors, whereupon this letter shall become a binding agreement between the Obligors and each Purchaser.

Very truly yours, AARON’S, INC.
By:	/s/ Gilbert L. Danielson
	Name:	Gilbert L. Danielson
	Title:	Executive Vice President and Chief Financial Officer

AARON INVESTMENT COMPANY
By:	/s/ Gilbert L. Danielson
	Name:	Gilbert L. Danielson
	Title:	Vice President and Treasurer

The foregoing Agreement is hereby accepted
as of the date first above written.
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Jay S. White

Name: Jay S. White
Title: Senior Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Jay S. White Name: Jay S. White Title: Senior Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

	By:	/s/ Jay S. White

Name: Jay S. White Title: Senior Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Jay S. White

Name: Jay S. White Title: Senior Vice President

FORETHOUGHT LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Jay S. White

Name: Jay S. White Title: Senior Vice President

SCHEDULE 3F
CHANGES IN CORPORATE STRUCTURE
None.
Schedule 3F

SCHEDULE 6E
EXISTING INDEBTEDNESS
As of March 31, 2011

1. Amount Outstanding Under the SunTrust Agreement:	$0

2. Total Amounts Guaranteed Under the SunTrust Loan Facility Agreement:	$111,300,000.00

3. Total Amounts Guaranteed Under franchisee debt programs Guaranteed by the Borrower (other than the SunTrust Loan Facility Agreement:	$16,600,000.00

4. Amount Outstanding Under the Industrial Revenue Bonds	$3,300,889.00

5. Capital Lease Liability on Kennesaw office building	$5,028,609.00

6. Capital Lease Liability on Cairo manufacturing plant	$1,985,759.00

7. Capital Lease Liability on 11 Properties —Aaron Ventures I, LLC (December 2002)	$2,876,870.00

8.1 Capital Lease Liability on 11 Properties —Aaron Ventures I, LLC (October/November 2004)	$4,270,067.00

9. Existing Note Purchase Agreement	$24,000,000.00
Schedule 6E

SCHEDULE 6F
EXISTING LIENS
None.
Schedule 6F

SCHEDULE 6G
ASSETS TO BE SOLD
None.
Schedule 6G

SCHEDULE 6I
EXISTING INVESTMENTS
1. Existing Investments in Aaron Investment Company (100% of the issued and outstanding capital stock is owned by the Company)
2. Existing Investments in Aaron Rents, Inc. Puerto Rico (100% of the issued and outstanding capital stock is owned by the Company)
3. Existing Investments in Aaron’s Canada, ULC (100% of the issued and outstanding capital stock is owned by the Company)
4. Existing Investments in 99LTO, LLC (100% of the issued and outstanding capital stock is owned by the Company)
Schedule 6I

SCHEDULE 8G
RESTRICTIONS ON INDEBTEDNESS
Restrictions on incurring additional Indebtedness are contained in documents associated with the following existing agreements and documents:
1.	The SunTrust Agreement

2.	The SunTrust Loan Facility Agreement

3.	The Industrial Revenue Bonds

4.	The Existing Note Purchase Agreement
Schedule 8G

SCHEDULE 8I
USE OF PROCEEDS
The proceeds from the sale of the Notes will be used by the Company for general corporate purposes and to repurchase stock of the Company from time to time.
Schedule 8I

EXHIBIT A
[FORM OF NOTE]
AARON’S, INC.
AARON INVESTMENT COMPANY
3.75% SENIOR NOTE DUE APRIL 27, 2018

No. R-[_____]	[Date]
$[ ]	PPN: 00256@ AA7
FOR VALUE RECEIVED, the undersigned, AARON’S, INC. (together with its successors, herein called the “Company”), a corporation organized and existing under the laws of the State of Georgia, and AARON INVESTMENT COMPANY (together with its successors, herein called “AIC”, and together with the Company, collectively, the “Obligors”), a corporation organized and existing under the laws of Delaware, hereby promise to pay to [                                        ], or registered assigns, the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on April 27, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 3.75% per annum from the date hereof, payable quarterly on the 27th day of January, April, July, and October in each year, commencing with July 27, 2011 or the next such payment date succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Yield-Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 5.75% or (ii) 2.0% over the rate of interest publicly announced by the Bank of New York from time to time in New York City, New York as its “base” or “prime” rate.
Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of the Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement, dated as of July 5, 2011 (as from time to time amended, herein called the “Note Purchase Agreement”), among the Obligors and the original purchasers of the Notes named in the Purchaser Schedule attached thereto and is entitled to the benefits thereof.
Exhibit A-1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Obligors may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Obligors shall not be affected by any notice to the contrary.
The Obligors agree to make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement.
In case an Event of Default, as defined in the Note Purchase Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield-Maintenance Amount) and with the effect provided in the Note Purchase Agreement.
THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK.

AARON’S, INC.
By:
Name:
Title:

AARON INVESTMENT COMPANY
By:
Name:
Title:
Exhibit A-2

EXHIBIT B
PAYMENT INSTRUCTIONS
[COMPANY LETTERHEAD]
July 5, 2011
To the Purchasers identified on Schedule A
to the Note Purchase Agreement dated
as of July 5, 2011 by each of the Obligors
with each of the Purchasers (the “Note Purchase Agreement”)
Re: Payment Instructions
Dear Sirs:
Pursuant to paragraph 2 of the Note Purchase Agreement, we hereby deliver to you our written instructions for payment by you of the purchase price for the Notes. Capitalized terms used in this letter and not defined herein shall have the definitions given such terms in the Note Purchase Agreement.
Deliver the purchase price for the Notes no later than the Date of Closing by transferring by wire transfer through the Fedwire Funds Transfer System immediately available funds to the following account of the Obligors:
SunTrust Bank
Atlanta, Georgia
ABA Transit No. 061000104
Account No. 8800527494
Please confirm the origination of the wire transfer by telephonically providing our attorneys applicable FED reference numbers.

Sincerely, AARON’S, INC.
By:
	Name:	Gilbert L. Danielson
	Title:	Executive Vice President, Chief Financial Officer
Exhibit B-1

AARON INVESTMENT COMPANY
By:
	Name:	Gilbert L. Danielson
	Title:	Vice President and Treasurer
Exhibit B-2

EXHIBIT C
OPINION OF COUNSEL FOR THE OBLIGORS
Attached.
Exhibit C

EXHIBIT D
[FORM OF JOINDER AGREEMENT]
[Date]
To each of the Noteholders (as defined herein)
Ladies and Gentlemen:
Reference is made to the Note Purchase Agreement, dated as of July 5, 2011 (as amended or restated from time to time, the “Note Purchase Agreement”), among Aaron’s, Inc., Aaron Investment Company, and each of the Persons listed on the Purchaser Schedule attached thereto. The current holders of all outstanding Notes are herein referred to as the “Noteholders”. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Note Purchase Agreement.
[                    ], a [                    ] corporation (the “Company”), agrees with you as follows:
1. Note Purchase Agreement; Notes. The Company hereby unconditionally and expressly agrees (i) to become a party to the Note Purchase Agreement and the Notes and to (A) perform and observe each and every one of the covenants, agreements, terms, conditions, obligations, duties and liabilities of an Obligor under the Note Purchase Agreement and (B) assume all payment obligations jointly and severally with the other Obligors under the Notes, and (ii) that all references to an Obligor or the Obligors in the Note Purchase Agreement or any document, instrument or agreement executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references which include the Company, as an Obligor (or any term which is used in such document, instrument or agreement to refer to an Obligor or the Obligors).
2. Warranties and Representations. The Company hereby warrants and represents that each of the warranties and representations set forth in paragraph 8 of the Note Purchase Agreement are true and correct with respect to the Company as of the date hereof and such warranties and representations are incorporated by reference herein in their entirety. Such representations and warranties shall survive the execution and delivery hereof.
3. Covenants. The Company hereby covenants that it will perform each of the covenants set forth in paragraphs 5 and 6 the Note Purchase Agreement, and such covenants are incorporated by reference herein in their entirety. Such covenants shall survive the execution and delivery hereof.
4. Further Assurances. The Company agrees to cooperate with the Noteholders and execute such further instruments and documents as the Required Holders shall reasonably request to effect, to the reasonable satisfaction of the Required Holders, the purposes of this Joinder Agreement.
Exhibit D-1

5. Amendment. This Joinder Agreement may be amended only in a writing executed by the Company and the Required Holders.
6. Notices. All written communications provided for under the Note Purchase Agreement shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) to the Company at the address set forth in Annex 1 hereto.
7. Binding Effect. This Agreement shall be binding upon the Company and shall inure to the benefit of the Noteholders and their respective successors, assigns and any subsequent holders of the Notes.
8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed, interpreted and enforced in accordance with, and governed by, the internal laws of the State of New York. The provisions of paragraphs 11L, 11M and 11R of the Note Purchase Agreement shall apply to this Agreement as if each reference to “this Agreement” therein were a reference to this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by one of its duly authorized officers.

[ ]
By:
Name:
Title:
Exhibit D-2

ANNEX 1 TO JOINDER AGREEMENT
[Address of the Company]
Exhibit D-3

EXHIBIT E
SUNTRUST AMENDMENTS
Attached.
Exhibit E

EXHIBIT F
AMENDMENT TO EXISTING NOTE PURCHASE AGREEMENT
Attached.
Exhibit F